Exhibit 99.1

NEWS

For Release August 23, 2004 at 5:30 a.m. PST:

WJ Communications Announces Transition of Chief Financial Officer Position

SAN JOSE, CALIFORNIA August 23, 2004 - WJ Communications, Inc (NASDAQ-WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules (MCMs), today announced that Fred J. Krupica, Chief Financial Officer, will leave WJ in September to become the CFO of a privately-held company.  The Company has begun a search for his replacement and has named Rainer Growitz, Vice President Finance and board Secretary, as its interim Chief Financial Officer.

“We wish Fred the best of luck with his new opportunity,” said Mike Farese, WJ’s President and Chief Executive Officer.  “Fred has played an important role in the realization of WJ’s business model during the past 18 months and we thank him for his many contributions.”

Mr. Farese concluded, “We are fortunate to have strong depth in the WJ finance team and to have Rainer Growitz available to assume the interim CFO role.  His extensive experience as a senior financial officer at WJ for many years will help ease this transition period as we conduct a search for a permanent CFO.”

Mr. Krupica commented, “Although I will be pursuing a new opportunity, I am very pleased to leave a WJ Communications that is on a very strong financial footing and poised for continued success.”

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chip sets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide.  WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services.  For more information visit www.wj.com or call (408) 577-6200.

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401 River Oaks Parkway, San Jose, CA 95134     Phone:  800-WJ1-4401     Fax:  408-577-6621

This release may contain forward-looking statements about the Company's future plans, expectations and objectives. Words such as "may," "will," "expect," "intend," "anticipate," "plan," "seek," "could" and "estimate" and variations of these words and similar expressions are intended to indentify forward-looking statements. These forward-looking statements are not historical facts and are subjected to risk and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to those risk factors described in the Company's recent quarterly report on Form 10-Q and the "Risk Factors That May Affect Future Results" section of the Company's annual report on the Form 10-K as well as the Company's other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Readers of this release are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein ti reflect changed events or circumstances after the date of this release.

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WJCI Contacts:		The Blueshirt Group for WJ Communications

Michael Farese, Ph: 408-577-6228	or	Chris Danne, 415-217-7722 (Investor Relations)
Email: mike.farese@wj.com		Email: chris@blueshirtgroup.com
Rakesh Mehta, 415-217-7722 (Investor Relations)
Email: rakesh@blueshirtgroup.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding WJ Communications, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks ans uncertainties. For a discussion of such risk and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.